CONVERSION AND ROYALTY AGREEMENT

THIS CONVERSION AND ROYALTY AGREEMENT (“Agreement”) is entered into as of November 13, 2018 by and between SILICON VALLEY TECHNOLOGY PARTNERS, INC., a Delaware corporation (the “Company”), the investor set forth on the signature pages below (the “A-1 Investor”) and, for the purposes of sections 1 and 4 only, SPHERE 3D CORP. a corporation incorporated under the laws of the Province of Ontario (“Sphere”). Capitalized terms used but not defined herein have the meanings given to them in the Debenture (as defined below).

RECITALS

A.      Sphere entered into a Senior Secured Convertible Debenture dated as of December 1, 2014 (as amended from time to time prior to the date hereof, the “Debenture”) with the A-1 Investor with an aggregate principal and interest balance equal to $24,500,000.

B.      The Company is assuming the obligations and liabilities of Sphere with regard to $18,000,000 of the Debenture (the “Assumption” and the “Assumed Debt”)).

C.      The Company and the A-1 Investor, in consideration for the Assumption, have agreed to (i) convert $13,500,000 of the Debenture (the “Newco Converted A-1 Debt”) into 135 shares of Series A-1 Preferred Stock, (ii) convert $1,500,000 of the Debenture into 2,120,331 shares of Series A Preferred Stock (together with the Newco Converted A-1 Debt, the “Newco Converted Debt”, and such conversion the “Newco Conversion”) and (iii) notwithstanding any terms of the Debenture to the contrary, the remaining $3,000,000 of the Debenture outstanding following the Newco Conversion (the “Remaining Debenture Principal”) will be repaid by the Company paying the A-1 Investor up to $3,000,000 based on the sale of products and services in accordance with the terms of Section 3 below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and for mutual and valid consideration the receipt and sufficiency of which are hereby acknowledged, the Company, the A-1 Investor and, in respect of Sections 1 and 4 only, Sphere, intending to be legally bound, agree as follows:

1.      ASSUMPTION

1.1      Effective upon the execution of this Agreement and for an agreed consideration, the Company hereby assumes from Sphere Sphere’s interest in, and contractual rights and obligations under, the Debenture in its capacity as the Corporation to the extent related to the amount of $18,000,000 arising under the Debenture.

1.2      Effective upon the execution of this Agreement, Sphere, Sphere 3D, Inc., and V3 Systems Holdings, Inc. (collectively, the “Sphere Parties”) are hereby automatically released as obligors and guarantors under the Debenture and the Collateral Documents (as defined in the Debenture) and any liens or security interests granted by the Sphere Parties with respect to the Debenture shall automatically terminate and be released. Sphere and its designees shall be authorized, at the sole expense of Sphere, to file releases and termination statements of all personal property financing statements and other security interest recordations filed in favor of FBC with respect to the Debenture. Upon Sphere’s reasonable request from time to time, FBC shall execute and deliver such additional lien releases as may be necessary to effectively terminate any and all liens on and security interests in any collateral that was pledged by Sphere or any of its subsidiaries to secure the Assumed Debt; provided, however, that any and all such additional lien releases shall be prepared by Sphere, reviewed and approved by FBC (such approval not to be unreasonably withheld, delayed or conditioned), and recorded by Sphere, all at Sphere’s sole cost and expense.

1.3      The Company does not assume any liability or potential liability which Sphere may have in respect of any fraudulent acts or willful breach in connection with Sphere and/or certain former affiliates of Sphere granting certain security in favor of Opus Bank in November 2017.

2.      CONVERSION OF DEBT

2.1      Effective upon the execution of this Agreement the Newco Converted Debt will automatically convert into (a) 135 shares of Series A-1 Preferred Stock of the Company and (b) 2,120,331 shares of Series A Preferred Stock of the Company.

2.2      Immediately following the Newco Conversion, the A-1 Investor agrees and acknowledges that all outstanding indebtedness (including, without limitation, for principal, interest and fees or any prepayment penalty payments due in connection with the Newco Conversion) and other obligations of the Company under or relating to the Debenture, other than in respect of the Remaining Debenture Principal, automatically shall be deemed paid and satisfied in full and all obligations and liabilities of the Guarantors (as defined in the Debenture) under the Debenture shall be irrevocably discharged, terminated and released.

2.3      Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall waive or be construed to waive any claim or potential claim which the A-1 Investor may have against the Guarantors (as defined in the Debenture) (which, for the avoidance of doubt, shall not include Sphere, Sphere 3D, Inc., or V3 Systems Holdings, Inc., all of whom have been released from their contractual obligations under the Debenture) in respect of any fraudulent acts or willful breach in connection with Sphere and/or certain former affiliates of Sphere granting certain security in favor of Opus Bank in November 2017.

2.

2.4      Immediately following the Newco Conversion any liens or security interest granted with respect to the Assumed Debt, shall automatically terminate and be released. The A-1 Investor agrees and acknowledges that the Remaining Debenture Principal shall remain outstanding on an unsecured basis. The Company and its designees shall be authorized, at the sole expense of the Company, to file releases and termination statements of all personal property financing statements filed in favor of the A-1 Investor with respect to the Assumed Debt. Upon the Company’s reasonable request from time to time, the A-1 Investor shall execute and deliver such additional lien releases as may be necessary to effectively terminate any and all liens on and security interests in any collateral that was pledged by any Guarantor (as defined in the Debenture) to secure the Assumed Debt; provided, however, that any and all such additional lien releases shall be prepared by the Company, reviewed and approved by the A-1 Investor, and recorded by the Company, all at the Company’s sole cost and expense.

3.      ROYALTY

3.1      Notwithstanding any provision in the Debenture to the contrary, the Company will repay the Remaining Debenture Principal based on the sale, lease, license, loan, rental, test or evaluation of RDX Products calculated in accordance with the formula of Exhibit A (the amount of each such payment being a “Royalty Repayment”). All Royalty Repayments arising pursuant to this Section 3.1 will be paid within thirty (30) days of the end of each calendar month for which such Royalty Repayments have accrued and shall be applied by the A-1 Investor to repay the Remaining Debenture Principal. The Company agrees to keep accurate books and records regarding its sale of RDX Products and its calculation of Royalty Repayments due hereunder. No more than once per calendar year, the A-1 Investor or its designee may audit such books and records at the Company’s premises during normal business hours. If any such audit reveals an under-payment by the Company, the Company will promptly remit to the A-1 Investor the amount of such shortfall and reimburse the A-1 Investor for the actual out of pocket cost of the audit. Upon the Company’s remittance to the A-1 Investor of Royalty Repayments totaling $3,000,000, the Company will have no additional obligation to pay any Royalty Repayments pursuant to this Section 3.1 and the A-1 Investor agrees and acknowledges that (i) all outstanding indebtedness and other obligations of the Company under or relating to the Debenture automatically shall be deemed paid and satisfied in full and, in accordance with Section 9.4 (Discharge) of the Debenture, all obligations and liabilities of the Company under the Debenture shall be irrevocably discharged. As used herein, “RDX Products” means RDX® media cartridges, which are durable, portable and removable storage devices.

3.2      The A-1 Investor agrees and acknowledges that from the date of this Agreement all of the representations, undertakings and events of default set out in the Debenture shall have no further force or effect.

3.

4.      MISCELLANEOUS PROVISIONS

4.1      Waiver. Upon effectiveness of the Conversion, no party will have, and the A-1 Investor and the Company each hereby waive, any claims, demands, debts, accounts, liabilities, contentions or causes of action of any kind, nature, character and description whatsoever, fixed or contingent or otherwise, to monies or rights of any kind whatsoever against the other party in respect of the rights or obligations set forth in the Debenture, including, but not limited to, payments of principal, interest or any other payment of any kind, options to acquire shares of the Company or to convert any part of the Debenture or any other amount into shares of the Company and/or any other rights as the parties had, have, or may have under the Debenture resulting from any matter, event, default, breach, state of facts, claim, contention or cause whatsoever, occurring or existing from the beginning of time to the effectiveness of the Conversion, in connection with or relating to the Debenture.

4.2      Governing Law. THIS AGREEMENT WILL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED IN ALL RESPECTS BY, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW).

4.3      Notices. All notices and other communications under this Agreement will be in writing and will be deemed to have been duly given and duly delivered when received by the intended recipient at the applicable address or e-mail address on file with the Company.

4.4      Severability. In the event that any provision of this Agreement, or the application of such provision to any person or set of circumstances, will be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law.

4.5      Entire Agreement. This Agreement, the Debenture, and the documents contemplated thereby set forth the entire understanding of the Company and the A-1 Investor and supersedes all other agreements and understandings between the Company and the A-1 Investor relating to the subject matter of this Agreement.

4.6      Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both (i) the Company, (ii) the A-1 Investor and (iii) with respect to Sections 1 and 4 only, Sphere.

4.

4.7      Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will constitute one and the same document. This Agreement may be executed by facsimile, PDF or other electronic signatures.

[SIGNATURE PAGES FOLLOW]

5.

The undersigned have executed this CONVERSION AND ROYALTY AGREEMENT as of the date first above written.

SILICON VALLEY TECHNOLOGY PARTNERS, INC.

By:
Eric Kelly

Chief Executive Officer

The undersigned have executed this CONVERSION AND ROYALTY AGREEMENT as of the date first above written.

A-1 INVESTOR:

FBC HOLDINGS S.Á R.L.

By: /s/ Trustmoore Luxembourg S.A.

Name: Trustmoore Luxembourg S.A.

Title: Manager A

By: /s/ Cyrus Capital Partners, LP.

Name: Cyrus Capital Partners, LP

Title: Manager B

The undersigned have executed this CONVERSION AND ROYALTY AGREEMENT as of the date first above written.

SPHERE 3D CORP.

By:	/s/ Peter Tassiopoulous

Name: Peter Tassiopoulos
Title: President

Exhibit A

RDX

Capacity	Royalty

0 to 1TB	$1.00

2TB	$1.50

3TB	$2.00

4TB	$2.50

5TB	$3.00

6TB	$3.50

Max	$4.00